Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sumo Logic, Inc. of our report dated March 14, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Sumo Logic, Inc.'s Annual Report on Form 10-K for the year ended January 31, 2022.
/s/ PricewaterhouseCoopers LLP
San Francisco, California
March 14, 2022